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                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT
                              --------------------


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 3rd day of December 1998 by and between ALEKSANDR A. ELKIN, a resident of the Commonwealth of Massachusetts (the "Employee"), and INTELLIFRAME CORPORATION, a Pennsylvania corporation (the "Employer").

                              W I T N E S S E T H:

         WHEREAS, as of the date hereof Computer Network Technology Corporation, a Minnesota corporation ("CNT"), has acquired all of the outstanding capital stock of Employer (the "Stock Acquisition");

         WHEREAS, Employee was, until the date hereof, an officer, director and shareholder of Employer and pursuant to the Stock Acquisition has sold all of the stock in Employer which he held to CNT;

         WHEREAS, Employer desires to secure the future services of Employee and to that end desires to enter into this Agreement with Employee, upon the terms and conditions herein set forth;

         WHEREAS, Employee desires to accept employment and enter into this Agreement with Employer effective as of the date hereof; and

         WHEREAS, in consideration the substantial personal benefit Employee has derived from the Stock Acquisition and other considerations herein described, Employee shall also agree not to compete with the Employer, CNT or any of their affiliates on the terms hereinafter set forth; it being acknowledged by Employee that CNT would not have entered into the Stock Acquisition and that Employer would not have entered into this Agreement without such agreement by Employee.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee, intending legally to be bound, hereby agree as follows

         Section 1. Agreement of Employment. Employer hereby agrees to employ Employee and Employee hereby agrees to become and remain employed by Employer for the Employment Period (as defined below), and upon and subject to the terms and conditions hereafter set forth. For the purposes of this Agreement, the term "Employment Period" shall mean the period ending thirty-seven (37) months from the date hereof, unless Employee's employment under this Agreement is sooner terminated in accordance with the terms hereof. Notwithstanding the foregoing, following its expiration, the Employment Period hereunder shall be automatically renewed for successive terms of twelve (12) months unless either party hereto provides the other with thirty (30) days prior

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written notice of its intention to termination this Agreement upon the expiration of the then current Employment Period.

         Section 2. Employee Representations. Employee represents to Employer that Employee is not subject to an employment agreement with any other employer, nor to any other agreements under the terms of which he may be prohibited from accepting employment with Employer, and that Employee may accept employment with Employer effective as of the date hereof. Employee further represents that he has a permanent visa permitting him to work and live in the United States of America.

         Section 3. Duties of Employee.

                  (a) Subject to the supervision and pursuant to the orders, advice and directions of Employer given from time to time, Employee shall perform his assigned duties as Director of Advanced Technology, Internet Solutions Division. Such duties shall generally be consistent with those of a development engineer and Employee's job title shall at all times be maintained as a director or a reasonably equivalent title. Unless Employee otherwise provides his written consent to Employer, until January 1, 2002 (i) Employee's duties shall include, but not necessarily be limited to, job activities which provide significant involvement in the marketing or development of any Re-engineering Software Products as such term is defined in Exhibit A hereto and (ii) Employee's duties shall not generally expand beyond primarily providing technical engineering services.

                  (b) Employee agrees that he will at all times and on a full-time basis faithfully, industriously, and to the best of his ability, experience and talents, perform all of the duties that may be reasonably required of and from him pursuant to the terms hereof, to the reasonable satisfaction of the Employer. Such duties shall initially be rendered primarily at Employer's offices in Westborough, Massachusetts; provided that, Employee shall undertake such travel as is reasonably necessary in connection with the performance of his duties. In addition, the Employer hereby agrees that Employee shall not be required to transfer from Employer's Westborough office for a period of three (3) years from the date hereof without the written consent of Employee.

                  (c) Employee hereby agrees to refrain from engaging in any business ventures or business enterprises which might significantly interfere with the performance of his duties hereunder. Employee shall at all times conduct himself in a manner that will not substantially prejudice or injure the reputation of Employer, its other employees or any of its affiliates.

         Section 4. Employers Right to Benefits of Work Performed. Employer shall be entitled to all of the benefits, emoluments, and profits arising from or incident to any and all work, services, and advice of Employee performed or rendered in the course of Employee's employment hereunder.

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         Section 5. Compensation, Expenses and Benefits.

                  (a) Employer shall pay to Employee, and Employee shall accept from Employer, during the Employment Period, in consideration for all services to be performed by Employee, a salary at the rate of One Hundred Fifteen Thousand Dollars ($115,000.00) per year during the Employment Period (the "Salary"). The payment of the Salary as well as any bonuses Employee may be entitled to receive shall be less withholding and deductions required by law and Employee authorized deductions, and the Salary shall be payable semi-monthly in arrears during the Employment Period.

                  (b) In addition to the Salary described in Section 5(a) above, Employee shall be eligible to receive a performance bonus for the 1999, 2000 and 2001 calendar years (and no other calendar years regardless of the renewal of any Employment Period hereunder) based upon certain revenues received by Employer as is detailed in Exhibit A attached hereto and incorporated herein.

                  (c) In addition to the Salary described in Section 5(a) above, Employee shall be eligible to participate in the executive bonus plan of CNT to the same extent comparatively situated executives of CNT so participate in such plan.

                  (d) In addition to the Salary described in Section 5(a) above, Employer agrees to reimburse Employee promptly (in accordance with policies and procedures adopted by Employer or CNT from time to time) for all reasonable and necessary expenses incurred by Employee in connection with Employer's or CNT's business, including without limitation all reasonable and necessary expenses of travel, lodging, entertainment, and meals away from home incurred by Employee in the course of his employment hereunder. Employee agrees to keep and maintain such records of such expenses as Employer or CNT may require and to account to Employer therefor prior to any such reimbursement. Employee shall comply with all reasonable and lawful policies and procedures applied by Employer or CNT from time to time to its employees generally and relating to or regulating, the nature and extent of reimbursable expenses, and the manner of accounting and reimbursement therefor.

                  (e) Employer hereby agrees to make available to Employee, during the Employment Period, all benefits which are generally available to similarly-situated employees of Employer or CNT, subject to and on a basis consistent with the terms and conditions of such benefits. Such benefits shall include benefits provided to similarly situated employees of CNT, such as: health and dental insurance, disability insurance, the right to participate in a 401(k) plan, flexible spending accounts and eligibility to receive stock option grants for shares of stock in CNT.

                  (f) In accordance with Employer's stated policy regarding vacation time for employees, as the same may be amended from time to time by Employer in its sole discretion, the number of days of available vacation for each year shall increase over time based upon the length of time Employee has been employed by Employer. For the

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         purposes of this Agreement Employee shall as of the date hereof be considered a fifth year employee under such vacation policy, which level of seniority shall initially entitle Employee to twenty (20) days of paid vacation each year.

                  (g) In accordance with the terms and conditions of any applicable stock option plan of CNT and any related agreements, Employee shall be granted as of the date hereof options to purchase up to 25,000 shares of CNT's capital stock. Such options shall vest beginning on December 3, 1999 and each December 3 thereafter until December 3, 2002 in increments of 6,250 shares.

         Section 6. Noncompetition. Employee recognizes and agrees that the nature of the CNT's and the Employer's business in which he shall be providing services extends throughout the planet Earth, the continents of North America, South America, Africa, Asia, Europe and Antarctica and the United States of America and Canada (the "Territory"). Employee further recognizes and acknowledges that CNT and the Employer currently are engaged in the businesses of creating, developing, marketing and/or providing consultation, repair, maintenance and training services for (i) software products and solutions commonly known within the Employer's and CNT's industry as "legacy extension" that allow for the continued use and integration of business critical software applications, including all terminal based applications (3270, 5250, VT100 and VT220, etc.) which run on IBM S/390 and plug compatible (e.g. Hitachi, Amdahl, etc.) mainframes, IBM Systems/3X, IBM AS/400, Unisys systems, Burroughs, Honeywell, ICL, Bull, Siemens, including, but not limited to software programs that provide such legacy extension capabilities utilizing the techniques known as "screen scraping", "message based interfacing" and "database interfacing";
(ii) software development tools and solutions that facilitate a developers integration of multiple data and/or transactional sources typically found in the business environments (such applications commonly known in the Employer's and CNT's industry as Middleware or Enterprise Application Integration solutions from vendors such as Active Software, Neon, Tibco Vitria and Crossworlds; (iii) software products and solutions which provide the software development functionality commonly known within CNT's and Employer's industry as "workflow" or "process flow"; and (iv) software products and solutions which assist in the automation of business processes for entities engaged in reinsurance business (the "Employer Activities"). Specifically excluded from Employer Activities at all times after the termination of Employee's employment shall be the Employee's right to work for systems integrators (e.g. Cambridge Technology Partners, CSC, KPMG, Price Waterhouse, etc.) and value added resellers, those companies who produce an integrated solution which solves a specific business purpose but whose product is not generally considered a development tool (e.g. SAP, BAAN, Peoplesoft, etc.). In consideration of the foregoing, the substantial personal benefit Employee has derived from the Stock Acquisition and will derive from being employed by Employer and the payments described in Section 5(b) above, the Employee covenants and agrees as follows:

                  (a) Period of Covenant. The term of the noncompetition covenant shall be for the period beginning as of the date hereof and ending the later of either (i) four (4) years from the date hereof, or
         (ii) the date Employee's employment with Employer is terminated (the "Noncompetition Period").

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                  (b) Nature and Scope of Covenant. The Employee covenants and agrees not to carry on or engage in, directly or indirectly, on its own behalf or by or through any other person or entity, any business or other activity in competition with the Employer Activities of the Employer, CNT or any affiliates of the Employer or CNT during the Noncompetition Period throughout the Territory. Without limiting the generality of the foregoing, the Employee covenants and agrees that during the Noncompetition Period it will not, directly or indirectly, throughout the Territory.

                           (A) own any interest in, manage or serve as an
                  employee of or consultant, business advisor or independent contractor for any individual, corporation, partnership, association, joint venture or other entity which is engaged in a business in competition with the Employer Activities as they are conducted during the Employment Period.

                           (B) solicit business similar to the Employer
                  Activities from any customer that has done business with, or potential customers that have been in contact with, the Employer, CNT or any affiliates of the Employer or CNT during the Employment Period;

                           (C) make a loan to or guarantee the obligations of,
                  any individual or entity engaged in the Employer Activities or make a loan to, or guarantee the obligations of, any owner, officer, director, partner or shareholder thereof;

                           (D) request, induce or attempt to influence any
                  supplier of goods or services to the Employer, CNT or any affiliates of the Employer or CNT to curtail or cancel any business it transacts with the Employer, CNT or any such affiliate with respect to the Employer Activities; or

                           (E) request, induce or attempt to influence any
                  employee of the Employer, CNT or any affiliates of the Employer or CNT to terminate his or her employment with the Employer, CNT or any such affiliate, or attempt to dissuade any then current employee of the Employer, CNT or any affiliates of the Employer or CNT from continuing employment with the Employer, CNT or any such affiliate.

         Notwithstanding the foregoing, the parties hereby recognize that Employee may (1) upon the approval or instruction of Employer work with a company affiliated with Employer, (2) hold up to two percent (2%) shares of stock or other securities in a company in competition with the Employer Activities whose securities are traded on a public exchange and (3) invest through mutual funds, investment trusts or other diversified investment vehicles which Employee does not directly or indirectly manage, control or otherwise participate in investment decisions without violating the terms of this Section 6.

         It is further agreed that if any portion of such restrictive covenant is held to be unreasonable, arbitrary or against public policy, then such covenant shall be considered divisible both as to time and geographic area, with each year being deemed a separate period of time and

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         each geographic area described above being deemed a separate geographic area, it being the intention of the parties that a lesser period of time or geographic area shall be enforced so long as the same is not unreasonable, arbitrary or against public policy. The parties agree that, in the event any court of competent jurisdiction determines that a specified time period or a specified geographic area is unreasonable, arbitrary or against public policy, a lesser time period or geographic area which is determined to be reasonable, nonarbitrary and not against public policy may be enforced against the Employee.

         Section 7. Nondisclosure of Confidential Information.

                  (a) For the Employment Period and all times after the termination of this Agreement, Employee covenants and agrees to treat as confidential and not to disclose and to use only for the advancement of the interests of Employer all information, plans, records, trade secrets, business secrets, and confidential or other data of Employer or any affiliate of Employer, submitted to Employee or compiled, received, or otherwise discovered by Employee from time to time in the course of his employment by Employer for use in Employer's business or that of any affiliate of Employer. Information shall not be considered confidential or proprietary if it generally is available in the public domain through no direct or indirect action of Employee. Notwithstanding the foregoing, the existence of a trade secret or the confidential nature of proprietary information will not be negated merely because a person has acquired a trade secret or proprietary information without express or specific notice that it is a trade secret or proprietary information if, under all the circumstances, such person knows or has reason to know that the party who owns the information or has disclosed it intends or expects the secrecy of the type of information comprising the trade secret or proprietary information to be maintained.

                  (b) Employee agrees that upon termination of his employment with Employer, for any reason, voluntary or involuntary, with or without cause, he will immediately return to the Employer any property, customer lists, written information, forms, formulae, plans, documents or other written or computer material or data, software or firmware, or copies of the same, belonging to Employer or any of its affiliates, or any of their customers, within his possession, and will not at any time thereafter copy, reproduce or otherwise facilitate the future disclosure of the same. Employee agrees that, following such termination of employment, he shall not disclose or use any proprietary, secret or confidential information, relating to the products, equipment, methods of manufacture, inventions, discoveries or trade secrets, price lists, computer programs, customer lists, business plans or other proprietary information related to the business of the Employer which he acquires, develops, designs or produces while employed by Employer and that all embodiments of such information shall belong to Employer. Employee further agrees that he will not retain or use for his account at any time any trade names, trade mark, service mark, or other proprietary business designation used or owned in connection with the business of Employer or its affiliates.

                                       6
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         Section 8. Enforcement; Remedies; Construction.

                  (a) Employee covenants, agrees, and recognizes that because the breach or threatened breach of the covenants, or any of them, contained in Sections 6 and 7 will result in immediate and irreparable injury to the Employer and CNT, the Employer and/or CNT shall be entitled to an injunction restraining the Employee or any of his affiliates or future employers or entities he serves as a contractor from any violation of Sections 6 and 7 to the fullest extent allowed by law. The Employee further covenants and agrees that in the event of a violation of any of its respective covenants and agreements contained in Sections 6 and 7 hereof, the Employer and/or CNT shall be entitled to an accounting of all profits, compensation, commissions, remunerations or benefits which the Employee directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation. Employer and/or CNT shall further be entitled to pursue any and all legal or equitable remedies which may be available to them for any such breach or threatened breach.

                  (b) Employee agrees that in the event he breaches the covenants, or any of them, contained in Section 6, then the Noncompetition Period shall be automatically extended by the length of time any such breach remains continuing; provided, however, this provision shall be of no effect if Employer fails to claim a breach by Employee of any such covenant by the later of four (4) years from the date hereof or one (1) year following the termination of Employee's employment.

                  (c) The Employee hereby expressly acknowledges and agrees as follows:

                           (i) that the covenants set forth in Sections 6 and 7
                  above are reasonable in all respects and are necessary to protect the legitimate business and competitive interests of the Employer, CNT and their affiliates; and

                           (ii) that each of the covenants set forth in Sections
                  6 and 7 and the subdivisions thereof is separately and independently given, and each such covenant is intended to be enforceable separately and independently of the other such covenants, including, without limitation, enforcement by injunction;

         provided, however, that the invalidity or unenforceability of this Agreement in any respect shall not affect the validity or enforceability of this Agreement in any other respect. In the event that any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this Agreement or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provision has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.

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         Section 9. Termination. If the term of Employee's employment under this
Agreement has not sooner expired by lapse of an applicable notice period or otherwise under the terms hereof, the term of Employee's employment hereunder shall terminate upon the occurrence of any of the following:

                  (a) The death, incapacity or any disability which would trigger Employee's rights to receive benefits under any then existing long term disability insurance program maintained by Employer (it being assumed Employee is a participant in such program) of Employee;

                  (b) Without cause at the election of Employer upon at least thirty (30) days prior written notice delivered to Employee;

                  (c) Without cause at the election of Employee upon at least thirty (30) days prior written notice delivered to Employer;

                  (d) For Cause at the election of the Employer by providing Employee with written notice which outlines the "Cause" reason for the Employer's action. "Cause" shall mean: (i) dishonesty, alcoholism which impairs Employee's ability to perform his duties hereunder, addiction to drugs or convictions of a felony or a misdemeanor (other than traffic violations), (ii) the material breach of any covenant contained in this Agreement, including, without limitation, failure to devote substantially all of his business time to the business of Employer,
         (iii) the failure of Employee to maintain an effective visa permitting him to live and work in the United States of America under applicable immigration law, or (iv) any (A) acts of material insubordination by Employee or (B) the repeated or material failure of Employee to perform his duties hereunder as an employee of Employer after Employee has received notice of such failure and has been given a reasonable opportunity to cure the same; or

                  (e) For Cause at the election of Employee by providing Employer which outlines the "Cause" reason for the Employee's action. "Cause" shall mean: (i) the failure to pay when due any amounts owing to Employee hereunder and (ii) any material breach of any covenant contained hereunder by Employer, in each case which is not corrected within a reasonable time after Employee notifies Employer of such failure or breach.

         Upon the termination of Employee's employment pursuant to this Section 9 for any reason, Employee's right to further compensation and benefits under this Agreement shall cease; provided, however, that Employee shall remain entitled to (i) any unpaid compensation, bonuses and benefits accrued prior to such termination, (ii) any expense reimbursements to which he was entitled at the date of such termination, and (iii) any payments of bonus which Section 5(b) and Exhibit A attached hereto specifically state Employee remains entitled or eligible to receive. In addition, subject to the terms and conditions of CNT's stock option plan and any related agreements between Employee and CNT, Employee shall remain entitled to any stock options in which he is vested at the date of termination. Subject to the provisions of Section 5(b) and Exhibit A, any unpaid

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compensation, bonuses and benefits accrued prior to the termination of
Employee's employment hereunder to which Employee is entitled shall be paid within thirty (30) days of such termination.

         Notwithstanding the foregoing, in the event Employer terminates the employment of Employee without cause at any time during the Employment Period, then Employer shall continue to pay Employee an amount equal to the Salary (less applicable withholdings or deductions required by law) in a manner which generally mirrors Employer's standard payroll practices for a period of six (6) months. Regardless of the prior sentence, Employer, in its sole discretion, may accelerate the payments referenced above at any time and in any amount from time to time.

         Notwithstanding any other provision herein to the contrary, the obligations of Employee under Sections 6 or 7 hereof shall survive the termination (for any reason) of Employee's employment under this Agreement.

         Section 10. Enforcement of Employee-Restrictions. Employee acknowledges that he has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions set forth in this Agreement in Sections 6 and 7 are fair and reasonable and are necessarily required for the protection of the interests of Employer, CNT and their affiliates. Employee covenants and agrees with Employer that if he shall violate any of the covenants or agreements contained in this Agreement, then Employer shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which Employee directly or indirectly has realized as a result, growing out of or in connection with any such violations; such remedy to be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Employer, CNT or their affiliates is or may be entitled to at law or in equity.

         Further, should Employee breach the provisions of Section 6 or 7 hereof, Employee shall forfeit his right to receive any and all bonuses whether or not accrued and whether payable pursuant to Section 5(b) or otherwise; provided, however, that if Employee breaches Section 7 hereof other than through any act of gross negligence, recklessness or malintent, he shall remain entitled to receive any such bonuses to the extent such bonuses exceed the recoverable damages of Employer, CNT and their affiliates caused by such breach. The provisions of this Section 10 shall survive the termination of this Agreement.

         Section 11. Assignment of Developments.

                  (a) Works Made for Hire. Employee understands that as part of his job duties he may be asked to create, or contribute to the creation of, computer programs, documentation and other copyrightable works. Employee agrees that any and all computer programs, documentation and other copyrightable materials that he is asked to prepare or work on as part of his employment with Employer shall be "works made for hire" and that Employer shall own all the copyright rights in such works. IF AND TO THE EXTENT ANY SUCH MATERIAL DOES NOT SATISFY THE LEGAL REQUIREMENTS TO CONSTITUTE A WORK MADE FOR HIRE, EMPLOYEE

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         HEREBY ASSIGNS ALL HIS COPYRIGHT RIGHTS IN THE WORK TO EMPLOYER.

                  (b) Disclosure of Developments: While Employee is employed by Employer, Employee will promptly inform Employer of the full details of his inventions, discoveries, improvements, innovations and ideas (collectively called "Developments") whether or not patentable, copyrightable or otherwise predictable that he conceives, completes or reduces to practice (whether jointly or with others) and which:

                           (i) relate to Employer's present or prospective
                  business, or actual or demonstrably anticipated research and development; or

                           (ii) result from any work Employee does using any
                  equipment, facilities (exclusive of personal activities of Employee conducted outside the course of his employment in his home), materials, trade secrets or personnel of Employer in the course of their service to Employer; or

                           (iii) results from or are suggested by any work that
                  Employee may reasonably be expected to do for Employer in the course of his employment.

                  (c) Assignment of Developments. Employee hereby assigns to Employer or Employer's designee, his entire right, title and interest in all of the following, that Employee conceives or makes (whether alone or with others) while employed by Employer:

                           (i) all Developments;

                           (ii) all copyrights, trade secrets, trademarks and
                  mask work rights in Developments; and

                           (iii) all patent applications filed and patents
                  granted on any Developments, including those in foreign countries.

                  (d) Notice Pursuant to State Law. Employee acknowledges and understands that this Agreement does not apply to any invention that qualifies fully under the provisions of Minnesota Statutes Annotated Sections 181.78(1) and (2), the text of which is attached as Exhibit B. Employee acknowledges this section shall serve as written notice to Employee as required by Minnesota Statutes Annotated Section 181.78(3).

                  (e) Further Assurances. Employee hereby agrees that he shall execute any and all such documents, instruments, agreements or certificates and take such other actions as Employer may reasonably request to further secure Employer's rights in and title to any Developments.

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         Section 12. Notices. All notices required or permitted hereunder shall be deemed to be duly given if in writing and delivered personally or sent by United States registered or certified mail, return receipt requested, postage pre-paid, addressed as follows:

         Employee:               Aleksandr A. Elkin
                                 8 Ethan Allen Drive
                                 Acton, Massachusetts 01720

         Employer:               IntelliFrame Corporation
                                 c/o Computer Network Technology Corporation
                                 605 North Highway 169
                                 Minneapolis, Minnesota 55441
                                 Attn:  Greg Barnum
                                 Facsimile:  612-797-6800

or at such changed addresses as the parties may designate in writing.

         Section 13. Miscellaneous.

                  (a) Headings. Headings, titles and captions contained in this Agreement are inserted only as a matter of convenience and reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provisions hereof.

                  (b) Entire Agreement. This writing constitutes the entire agreement between the parties hereto and supersedes any prior understanding or agreements between them respecting the subject matter herein contained. There are no extraneous representations, arrangements, understandings, or agreements, oral or written, in respect of the subject matter of this Agreement, between the parties hereto, except those fully expressed herein.

                  (c) Amendments. No amendments, changes, alterations, modifications, additions and qualifications to the terms of this Agreement shall be made or binding unless made in writing and signed by all the parties hereto; provided any such amendment to Section 14 shall not be made or binding unless made in writing and signed by Employer and Employee.

                  (d) Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce any such provisions.

                  (e) Invalidity and Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the enforceability of other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

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                  (f) Governing Law. This Agreement shall be construed and
         governed in accordance with the laws of the State of Minnesota. Employee hereby consents to the jurisdiction of any local, state or Federal court located in the State of Minnesota, and consents to service of process by certified or registered mail, return receipt requested, directed to Employee at Employees address stated in Section 12 of this Agreement. Employee waives the right to trial by jury in connection with the resolution of any disputes that may arise under this Agreement.

                  (g) Burden and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors and permitted assigns. This Agreement is not assignable by Employee. Employer may assign this Agreement to any successor owner of the business of Employer or to any company affiliated with Employer, at any time, provided that prior to making any such assignment Employer shall give Employee notice thereof.

                  (h) Affiliates. As used herein the term "affiliates" when used with respect to the Employer or CNT shall include, but not necessarily be limited to, any and all legal entities controlled by or under common control with Employer or CNT.

                  (i) Life Insurance. Each of the parties hereto stipulates and agrees that the Employer shall have an insurable interest in the life of the Employee as a key employee of the Employer. The Employer shall have the right to apply and pay premiums for policies of insurance on the life of Employee whenever, in the opinion of Employer, such insurance may be necessary or desirable. The Employer shall be the sole owner of such policies and may apply to the payments of any premiums any dividends declared or paid on such policies. Employee agrees to cooperate in the application process for any such policies including submitting to physical examinations or tests and providing all information required to obtain such policies.

         Section 14. EXPECTATIONS REGARDING EMPLOYMENT, SERVICE AS OFFICER OF EMPLOYER. EMPLOYER AND EMPLOYEE AGREE THAT THIS AGREEMENT EXPRESSES ALL OF THE EXPECTATIONS BETWEEN EMPLOYEE AND EMPLOYER, WHETHER UNDER SECTION 302A.751 OF THE MINNESOTA BUSINESS CORPORATION ACT OR OTHERWISE, REGARDING THE TERM OF EMPLOYEE'S EMPLOYMENT AND EMPLOYEE'S AND EMPLOYER'S RIGHT TO TERMINATE THAT EMPLOYMENT. THE EMPLOYEE SHALL HAVE NO GREATER RIGHTS AS AN EMPLOYEE OR, ONLY IF APPLICABLE, AN OFFICER, DIRECTOR AND/OR SHAREHOLDER OF EMPLOYER (OR OF ANY DIRECT OR INDIRECT SUBSIDIARY OR OTHER AFFILIATE OF EMPLOYER) THAN ANY OTHER PERSON WHO IS NOT RELATED TO EMPLOYER OR SUCH AFFILIATE IN ANY SUCH CAPACITY. EMPLOYER HEREBY ADVISES EMPLOYEE THAT EMPLOYER WOULD NOT ENTER INTO THIS AGREEMENT (OR, ONLY IF APPLICABLE, ELECT EMPLOYEE AS AN OFFICER AND/OR DIRECTOR OR ISSUE ANY EQUITY RIGHTS TO EMPLOYEE) IF THE EMPLOYEE HAD ANY EXPECTATION THAT THE EMPLOYEE'S SERVICE AS AN EMPLOYEE (OR, ONLY IF APPLICABLE, SERVICE AS AN OFFICER AND/OR DIRECTOR

OR POSITION AS A SHAREHOLDER) WOULD ENTITLE EMPLOYEE TO CONTINUED EMPLOYMENT WITH (OR, ONLY IF APPLICABLE, CONTINUED STATUS AS AN OFFICER, DIRECTOR OR SHAREHOLDER) OF EMPLOYER OR ANY AFFILIATE OF EMPLOYER OTHER THAN AS SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING SENTENCES, EMPLOYEE ACKNOWLEDGES THAT EMPLOYER IN ITS SOLE DISCRETION MAY DECLINE IN THE FUTURE TO RENEW HIS EMPLOYMENT BEYOND THE TERMS OF THIS AGREEMENT FOR ANY REASON. EMPLOYEE CONFIRMS THAT EMPLOYEE HAS CAREFULLY REVIEWED THIS AGREEMENT AND UNDERSTANDS IT. EMPLOYEE FURTHER CONFIRMS THAT EMPLOYEE HAS CONSULTED WITH LEGAL COUNSEL REPRESENTING EMPLOYEE CONCERNING THIS AGREEMENT AND ANY OTHER AGREEMENTS BETWEEN OR AMONG EMPLOYEE, EMPLOYER AND ANY OF ITS PRESENT OR PROSPECTIVE SHAREHOLDERS, OFFICERS, DIRECTORS AND/OR OTHER AFFILIATES.

         [THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                          EMPLOYER:
                                          ---------

                                          INTELLIFRAME CORPORATION


                                          By: _____________________________
                                          Name: ___________________________
                                          Title: __________________________


                                          EMPLOYEE:
                                          ---------


                                          -----------------------------------
                                          Name:   Aleksandr A. Elkin




         For and in consideration of Employee's agreement to be bound by Section 6 and 7 of this Agreement for the benefit of CNT, CNT hereby unconditionally and irrevocably guarantees the full and punctual performance of all of Employer's, obligations and payment of all amounts due under this Agreement, including but not limited to all amounts due pursuant to Section 5(b) and Exhibit A. CNT also agrees to comply with providing such information under Paragraph 1(a)(ii) of such Exhibit A as is reasonably necessary to allow for any bonus payments owing under 5(b) and Exhibit A to be appropriately calculated, and will cooperate in providing to Employee all information reasonably requested in connection with any audit conducted under Paragraph 6 of such Exhibit A.

         This Guarantee is a guarantee of payment and not collection; guarantor shall be deemed a primary obligor and Employee may assert a claim directly against CNT without first seeking recovery against Employer. CNT hereby waives all surityship defenses and defenses in the nature thereof.

                                               COMPUTER NETWORK TECHNOLOGY
                                                   CORPORATION


                                               By: _____________________________
                                               Name/Title: _____________________

                                    EXHIBIT A
                                    ---------


1. Definitions. As used in this Exhibit A the following terms shall have the following meanings:

         (a) (i) "Re-engineering Product Revenues" shall mean all revenue recognized by Employer, CNT and other subsidiaries of CNT as provided in clause (ii), from (1) selling, leasing or licensing Re-engineering Software Products (including primary license charges, annual license charges and monthly license charges), or (2) the Sale of a Principal Re-engineering Product. Re-engineering Product Revenue does not include revenue from (A) providing standard customer support and maintenance of such Re-engineering Software Products, or (B) providing implementation, management, industrial or other consulting services of any nature to customers or clients.

                  (ii) Employer, CNT and other subsidiaries of CNT shall measure Re-engineering Product Revenue in the same manner that CNT and its other subsidiaries recognized revenue for financial statement purposes. Employer shall maintain procedures to measure Re-engineering Product Revenue in accordance with such revenue recognition practices.

         (b) "Re-engineering Software Products" shall mean (i) the products developed and/or marketed by Employer, CNT or other subsidiaries of CNT commonly known as "Enterprise/Access", "Web/Integrator", "MapMaker", "Process Dynamics", "ReSolution" and "Star Framework" as well as all Enhancements and Derivative Works of such products, as well as (ii) any similar additional products acquired, developed and/or marketed by Employer, CNT or other subsidiaries of CNT which provide software development and deployment tools that provide applications with an abstraction from their underlying environment (hardware, operating systems, networks) and provide interoperability between applications and/or components of applications as well as all Enhancements and Derivative works of such additional products. Except as set forth above no other products of either Employer, CNT or other subsidiaries of CNT shall constitute or be considered a Re-engineering Software Product.

         (c ) "Derivative Works" shall mean a work which is based upon one or more preexisting works, such as a revision, Enhancement, modification, translation, abridgment, condensation, expansion or any other form in which such preexisting works may be recast, transformed or adapted and which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement.

         (d) "Enhancement" shall mean any Derivative Work that improves functions, adds new functions, features, text or other materials, improves performance, adds new value or utility, supports new input/output devices or provides other updates.

         (e) "Base Revenue" for Re-engineering Product Revenue, in millions of dollars, are as follows:

                   1999 calendar year          $9.1;
                   2000 calendar year          $11.4; and
                   2001 calendar year          $14.2.

         (f) "Sale of a Principal Re-engineering Product" shall mean the sale to any third party in a transaction which does not constitute a Change of Control, of all or substantially all of Employer's, CNT's, and CNT's other subsidiaries' interests in any of their products commonly known as "Process Dynamics", "ReSolution" or "Star Framework" as well as any Derivative Works or Enhancements of such products.

         (g) "Change of Control" shall mean any transaction pursuant to which
         (i) voting control of more than fifty percent (50%) of the outstanding capital stock of Employer or CNT shall be transferred to a third party which is not controlled by or under common control with CNT (an "Unaffiliated Third Party"), (ii) a transfer of substantially all of the assets of Employer or CNT to an Unaffiliated Third Party, or (iii) any merger or consolidation of Employer or CNT with any Unaffiliated Third Party pursuant to which Employer or CNT is not the surviving entity and in which shareholders of CNT or Employer do not own more than fifty percent (50%) of the outstanding voting securities of the surviving entity.

2. Calculation of Bonus Payments. Subject to the adjustments and limitations set forth in Paragraphs 3 and 4 below, for each of the 1999, 2000 and 2001 calendar years the Employer shall pay to the Employee ten percent (10%) of the amount, if any, by which the Re-engineering Product Revenues exceed the Base Revenue for such year. Any such payment shall be made by wire transfer to an account in the United States of America of certified funds or by delivery of a cashiers or certified check to the address set forth in the "Notice" section of the Agreement. Any such payment shall be made within sixty (60) days of the end of the calendar year to which the payment pertains. When payment is made, Employer shall provide Employee with a reasonably detailed summary of how the amount of the payment was calculated.

3. Certain Adjustments to Bonus Payments.

         (a) In the event that Employee terminates his employment with Employer prior to January 1, 2000, then no bonus payments whatsoever shall be owing to Employee pursuant to Section 5(b) and this Exhibit A of the Agreement for any calendar year.

         (b) In the event that Employee terminates his employment with Employer after January 1, 2000 and prior to July 1, 2000, then the bonus payment calculated pursuant to Section 5(b) and this Exhibit A of the
         Agreement:

                  (i) for the calendar year 2000, shall be calculated by (A) dividing the Base Revenue which pertains to such year by twelve (12) (the "Monthly Base Revenue"), then (B) multiplying the Monthly Base Revenue by the number of complete calendar months the Employee was employed by Employer during the year 2000 (the "Termination Year Employment Time") to arrive at an adjusted base revenue amount (the "Adjusted Base Revenue"), and then (C) subtracting the Adjusted Base Revenue from the Re-engineering Product Revenues recognized during the Termination Year Employment Time and multiplying such sum amount (if it greater than zero) by a fraction the numerator of which is one and the denominator of which is ten; and

                  (ii) for all periods of time from and after July 1, 2000, shall not be due and payable to Employee.

         (c) In the event that Employee terminates his employment with the Employer on or after July 1, 2000, then Employee shall remain entitled to the bonus payments as calculated in Section 5(b) of the Agreement and this Exhibit A.

         (d) Notwithstanding the provisions of Sections 3 (a-c) above, in the event that Employee's employment with Employer is terminated because of
         (i) a material breach by Employer under the Agreement which is not cured within a reasonable period of time, (ii) Employee's death, incapacity or disability (as described in Section 9 of the Agreement), or (iii) a without cause termination by Employer; then the bonus payments owing pursuant to Section 5(b) and this Exhibit A of the Agreement shall still be due and payable to Employee.

         (e) In the event that the employment of Scott G. Opitz is terminated with the Employer prior to July 1, 2000 other than because of (i) a material breach of Employer under his employment agreement with Employer which is not cured within a reasonable period of time, (ii) his death, incapacity or disability (as set forth in Section 9 of his employment agreement with Employer) or (iii) a without cause termination by Employer; then the Employee shall be entitled to twenty percent (20%) of the amount, if any, by which the Re-engineering Product Revenues exceed the then applicable Base Revenue (1) for each calendar month following such termination in the calendar year in which such termination occurs, and (2) for each calendar year following such termination. For further clarification, the bonus payable to the Employee with respect to the calendar year in which such a termination occurs shall be in an amount equal to: (i) the bonus which would have otherwise been payable to Employee had the termination of Scott G. Opitz's employment not occurred (the "Standard Bonus"), plus (ii) the Standard Bonus multiplied by a fraction, the numerator of which is the number of calendar months in such calendar year which follow the month in which the termination occurred and the denominator of which is twelve (12). Notwithstanding any of the foregoing, in order for Employee to be eligible to receive the additional amounts of bonus above the Standard Bonus payable under this subparagraph (c) he must be employed by Employer on December 31st of the year in which the employment of Scott G. Opitz terminates with Employer.

4. Limitations on Amount of Bonus Payable. Notwithstanding anything herein to the contrary, the aggregate amount of bonus payable to Employee pursuant to
Section 5(b) of the Agreement and this Exhibit A shall be limited as follows:

         (a) if the amount of bonus payments due and payable to Employee with respect to calendar year 1999 reaches Six Million Dollars ($6,000,000.00), then no further bonus payments beyond such amount whatsoever shall become due and payable to Employee hereunder; provided, however, that if there shall be a Sale of a Principal Re-engineering Product in such 1999 calendar year, then such limitation shall be increased to Eight Million Dollars ($8,000,000.00);

         (b) if the applicable threshold of subparagraph (a) has not been obtained and the aggregate amount of bonus payments due and payable to Employee with respect to calendar years 1999 and 2000 reaches Five Million Dollars ($5,000,000.00), then no further bonus payments beyond such amount whatsoever shall become due and payable to Employee hereunder; provided, however, that if there shall be a Sale of a Principal Re-Engineering Product in either such 1999 or 2000 calendar year; then such limitation shall be increased to Six Million Dollars ($6,000,000.00); and

         (c) if none of the applicable thresholds set forth in subparagraphs (a) or (b) have been obtained, then the aggregate bonus payments payable to Employee hereunder shall not exceed Four Million Dollars
         ($4,000,000.00).

5. Agreement to Market/ Discontinuance of Re-Engineering Software Product by Employer / Change of Control. Subject to the other provisions of this Exhibit A, should Employer or CNT (i) exclusive of any failure caused by a Change of Control, completely fail to market the product line of Re-Engineering Software Products for a continuous period of three (3) months prior to December 31, 2001,
(ii) undergo any Change of Control which later results in a complete failure to market the product line of Re-engineering Software Products for a continuous period of three (3) months both prior to December 31, 2001 and subsequent to the final consummation of the Change of Control, or (iii) otherwise materially fail during any continuous period of three (3) months prior to December 31, 2001 (taking into account all of the circumstances of CNT's and Employer's business as well as the totality of all their actions during such three (3) month period) to use commercially reasonable efforts, consistent with reasonable business judgment, to market the product line of Re-engineering Software Products (in each instance such failure occurring for reasons other than such Re-Engineering Software Products becoming obsolete due to the development of superior technologies by third parties), then Employee shall be entitled to receive within sixty (60) days of January 1, 2002 an amount (if a positive number) equal to Four Million Dollars ($4,000,000.00) less the aggregate of all payments of bonus previously made to Employee pursuant to Section 5(b) and this Exhibit A of the Agreement. Upon the occurrence of such an event causing Employee to become entitled to receive such a payment, the obligations to make any other payments of bonus to Employee hereunder shall cease.

         In the event a Change of Control is finally consummated the parties hereby agree that notwithstanding any other provision herein to the contrary:

         (a) the references to the date "July 1, 2000" contained in Paragraphs 3(b), 3(c) and 3(e) shall be read to read the earlier of July 1, 2000 or the date which is the one (1) year anniversary of the final consummation of the Change of Control;

         (b) the definition of Re-Engineering Software Products shall only be inclusive of those Re-Engineering Software Products in existence immediately prior to the consummation of the Change of Control and any Derivative Works and Enhancements thereof which are subsequently developed; and

         (c) the aggregate amount of bonuses payable to Employee hereunder shall be limited to Four Million Dollars ($4,000,000.00); provided, however, that notwithstanding such limitation, but still subject to the limitations of Section 4 hereof, the parties hereby agree that Employee shall remain entitled to any and all payments of bonus which have accrued through the date of the consummation of the Change of Control. For the calendar year in which such Change of Control is consummated, such accrued bonus shall be calculated by (A) multiplying the Monthly Base Revenue for such calendar year by the number of complete calendar months in such calendar year prior to the date the Change of Control is finally consummated (the "Pre-Change of Control Period") to arrive at an Adjusted Base Revenue for such calendar year, and then (B) subtracting such Adjusted Base Revenue from the Re-engineering Product Revenues recognized during the Pre-Change of Control Period and multiplying such sum amount (if it greater than zero) by a fraction the numerator of which is one and the denominator of which is ten.

6. Right of Audit. Employer hereby agrees that no more than once with respect to each of the calendar years 1999, 2000 and 2001 the Employee shall be entitled to conduct an audit of the data used to calculate any bonus payments due and payable to Employee for such calendar year. Such audit shall be conducted by an independent certified public accountant selected by Employee and reasonably acceptable to Employer and CNT. Such audit shall be completed at the sole cost and expense of Employee; provided that should such audit reveal a discrepancy favorable to Employee of more than three (3%) percent between the bonus payment as calculated by Employer vis a vis that determined by the audit, then the costs and expense of such audit shall be borne solely by Employer.

7. Arbitration. Any dispute over the right of Employee to receive any payment of bonus pursuant to Section 5(b) of the Agreement and this Exhibit A shall be resolved by arbitration in accordance with the same procedures and terms as are set forth in Section 12.1 of the Purchase Agreement.

                                    EXHIBIT B
                                    ---------


Minnesota Statutes Annotated Section 181.78 provides as follows:


         Subdivision 1. Any provision in an employment agreement that provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and that was developed entirely on the employee's own time, and


         (1) that does not relate (a) directly to the business of the employer or (b) to the actual or demonstrably anticipated research or development, or


         (2) that does not result from any work performed by the employee for the employer. Any provision that purports to apply to such an invention is to that extent against the public policy of this state and is to that extent unenforceable.


         Subdivision 2. No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.